EXHIBIT 99.1

Essent Group Ltd. Announces Amended and Extended $375 Million Credit Facility
HAMILTON, BERMUDA – May 18, 2017 – Essent Group Ltd. (NYSE: ESNT) today announced that it has amended its credit facility (the “Credit Facility”) to increase the total facility from $200 million to $375 million with terms that provide for:

•	An increase in the revolving credit facility from $200 million to $250 million and an extension of its maturity from April 2019 to May 2021.

•
The issuance of $125 million four-year, non-amortizing term loan maturing in May 2021 (concurrently with the revolving credit facility), the proceeds of which were used at closing to pay down borrowings previously drawn under the revolving credit facility.

•	An option to increase the Credit Facility to $450 million during its term.

Borrowings under the Credit Facility are available for working capital and general corporate purposes, including, without limitation, capital contributions to Essent’s insurance and reinsurance subsidiaries.
“The credit facility further enhances our financial flexibility to support our ongoing growth,” said Mark Casale, Chairman and Chief Executive Officer. “We are very pleased with the amended terms of the facility, which we believe are reflective of Essent’s strong financial profile.”
Borrowings under the revolving credit facility and term loan will accrue interest at a floating rate tied to a standard short-term borrowing index, selected at the Company’s option, plus an applicable margin. On the closing date, the minimum interest rate for any borrowings was 1-Month LIBOR plus 2.0%. The obligations under the Credit Facility are secured by certain assets of Essent Group Ltd., excluding the stock and assets of its insurance and reinsurance subsidiaries. Additional details related to the terms and conditions of the Credit Facility are included in the credit agreement, which will be filed with the Securities Exchange Commission as an exhibit to a Current Report on Form 8-K.
Bank of America Merrill Lynch, J.P. Morgan and Royal Bank of Canada acted as joint lead arrangers and joint book runners for the Credit Facility.
About the Company
Essent Group Ltd. (NYSE: ESNT) is a Bermuda-based holding company (collectively with its subsidiaries, “Essent”) which, through its wholly-owned subsidiary Essent Guaranty, Inc., offers private mortgage insurance for single-family mortgage loans in the United States. Essent provides private capital to mitigate mortgage credit risk, allowing lenders to make additional mortgage financing available to prospective homeowners. Headquartered in Radnor, Pennsylvania, Essent Guaranty, Inc. is licensed to write mortgage insurance in all 50 states and the District of Columbia, and is approved by Fannie Mae and Freddie Mac. Essent also offers mortgage-related insurance, reinsurance and advisory services through its Bermuda-based subsidiary, Essent Reinsurance Ltd. Additional information regarding Essent may be found at www.essentgroup.com and www.essent.us.
Source: Essent Group Ltd.
Media Contact
610.230.0556
media@essentgroup.com

Investor Relations Contact
Christopher G. Curran
Senior Vice President – Investor Relations
855-809-ESNT
ir@essentgroup.com